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                                                                     Exhibit 4.9

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                  THE ENODIS 2001 EXECUTIVE SHARE OPTION SCHEME


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                  (Incorporating amendments to 16 January 2002)



                    TO BE TABLED FOR APPROVAL BY SHAREHOLDERS

                AT THE ANNUAL GENERAL MEETING ON 16 JANUARY 2002.




                          New Bridge Street Consultants
                                20 Little Britain
                                 London EC1A 7DH

                          Ref: P:\N\2057\ESOS 2001 v2.1
                           Inland Revenue Ref: X 21622

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                                    CONTENTS

Rule                                                                                       Page


                        Part A - Inland Revenue Approved

1.      Definitions And Interpretation....................................................  1
2.      Eligibility.......................................................................  2
3.      Grant Of Options..................................................................  2
4.      Limits............................................................................  4
5.      Exercise Of Options...............................................................  5
6.      Takeover, Reconstruction And Winding-Up...........................................  7
7.      Adjustment Of Options.............................................................  9
8.      Alterations....................................................................... 10
9.      Miscellaneous..................................................................... 10

Part B - Unapproved

1.      Interaction With Part A........................................................... 12
2.      Eligibility....................................................................... 12
3.      Limits ........................................................................... 12
4.      Exercise Of Options............................................................... 12
5.      Adjustment Of Options............................................................. 13
6.      Inland Revenue Approval........................................................... 14

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                        PART A - INLAND REVENUE APPROVED

1.       DEFINITIONS AND INTERPRETATION

1.1      In this Scheme, unless the context otherwise requires:-

         "the Board" means the board of directors of the Company or a committee appointed by them;

         "the Company" means Enodis plc (registered in England and Wales No. 109849);

         "Financial Year" means a financial year of the Company within the meaning of section 742 of the Companies Act 1985;

         "the Grant Date" in relation to an option means the date on which the option was granted;

         "Group Member" means:-

         1.1.1 a Participating Company or a body corporate which is (within the meaning of section 736 of the Companies Act 1985) the Company's holding company or a subsidiary of the Company's holding company; or

         1.1.2 a body corporate which is (within the meaning of section 258 of that Act) a subsidiary undertaking of a body corporate within Rule 1.1.1 and has been designated by the Board for this purpose;

         1.1.3 any other body corporate in relation to which a body corporate within paragraph (a) or (b) above is able (whether directly or indirectly) to exercise 20% or more of its equity voting rights and has been designated by the Board for this purpose;

        "the London Stock Exchange" means the London Stock Exchange plc;

        "Participant" means a person who holds an option granted under this Scheme;

        "Participating Company" means the Company or any Subsidiary;

        "the Performance Conditions" are the conditions in the Schedule to this Scheme or such other conditions as the Remuneration Committee may specify at the time an option is granted;

        "the Remuneration Committee"=means the remuneration committee of the Board;

        "Schedule 9" means Schedule 9 to the Taxes Act 1988;

        "Scheme" means the Enodis 2001 Executive Share Option Scheme as herein set out, comprising Part A (the Inland Revenue approved part) and Part B (the Unapproved Part) but subject to any alterations made under Rule 8 below;

        "Subsidiary" means a body corporate which is a subsidiary of the Company (within the meaning of section 736 of the Companies Act 1985) and of which the Company has control (within the meaning of section 840 of the Taxes Act 1988);

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       "the Taxes Act 1988" means the Income and Corporation Taxes Act 1988;

       "Trustees" means the trustee or trustees for the time being of an employee benefit trust established for the benefit of beneficiaries including all or substantially all of the individuals eligible to participate in this Scheme by virtue of Rule 2 below;

       and expressions not otherwise defined in this Scheme have the same meanings as they have in Schedule 9.

1.2 Any reference in this Scheme to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted

1.3 Expressions in italics are for guidance only and do not form part of this Scheme. 2.

       ELIGIBILITY

2.1 Subject to Rule 2.3, a person is eligible to be granted an option if (and only if) he is a full-time director or qualifying employee of a Participating Company.



2.2      For the purposes of Rule 2.1:-

2.2.1 a person shall be treated as a full-time director of a Participating Company if he is obliged to devote to the performance of the duties of his office or employment with that and any other Participating Company not less than 25 hours a week;

2.2.2 a qualifying employee, in relation to a Participating Company, is an employee of the Participating Company (other than one who is a director of a Participating Company).

2.3 A person is not eligible to be granted an option under this Scheme at any time:-


         2.3.1 within the two years immediately preceding the date on which he is bound to retire in accordance with the terms of his contract of employment, or

         2.3.2 when he is not eligible to participate in this S cheme by virtue of paragraph 8 of Schedule 9 (material interest in a close company).

3.       GRANT OF OPTIONS

3.1 Subject to Rule 4, the Board may by deed grant or procure that some other person grants an option to acquire shares in the Company which satisfy the requirements of paragraphs 10 to 14 of Schedule 9 (fully paid up, unrestricted, ordinary share capital), at the Grant Date and, subject to Rule 7.5, at the date of exercise of the option, upon the terms set out in this Scheme and upon such other objective terms as the Board may specify, to any person who is eligible to be granted an option in accordance with Rule 2; and for this purpose an option to acquire includes an option to purchase and an option to subscribe.

3.2 The price at which shares may be acquired by the exercise of an option shall be determined by the Board before its grant, but shall not be less than:-

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      3.2.1  if shares of the same class as those shares are listed in the
             London Stock Exchange Daily Official List, the middle-market quotation of shares of that class (as derived from that List) on the dealing day immediately preceding the Grant Date (or such other dealing day as may be agreed in advance with the Inland Revenue) or, in the case of an option which is intended to be a Qualifying Stock Option within the meaning of the US Internal Revenue Code, the middle market quotation of shares of that class (as derived from that list) on the Grant Date;

      3.2.2 if Rule 3.2.1 does not apply, the market value (within the meaning of Part VIII of the Taxation of Chargeable Gains Act
             1992) of shares of that class, as agreed in advance for the purposes of this Scheme with the Shares Valuation Division of the Inland Revenue, on the Grant Date (or such other day as may be agreed in advance with the Inland Revenue); or

      3.2.3 in the case of an option to acquire shares only by subscription, the nominal value of those shares.

3.3   Subject to Rule 3.4, an option may only be granted:-

      3.3.1 within the period of 6 weeks beginning with -

            (a) the date on which this Scheme is approved and adopted by the Company (provided that no options may be granted under Part A of the Scheme until it has been approved by the Inland Revenue); or

            (b) the date on which Part A of this Scheme is approved by the
                Inland Revenue under Schedule 9; or

            (c) the dealing day next following the date on which the
                Company announces its results for any period; or

      3.3.2 at any other time when the circumstances are considered by the Board to be sufficiently exceptional to justify its grant; and


      3.3.3 within the period of 10 years beginning with the date on which this Scheme is adopted by the Company.

3.4   An option granted to any person:-

      3.4.1 shall not, except as provided in Rule 5.4, be capable of being transferred by him; and

      3.4.2 shall lapse forthwith if he is adjudged bankrupt.

4.    LIMITS

4.1 No options shall be granted in any year which would, at the time they are granted, cause the number of shares in the Company which may be allocated under this Scheme in the period of 10 calendar years ending with that year under this Scheme or under any other executive share option scheme adopted by the Company to exceed such number as

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     represents 5 per cent. of the ordinary share capital of the Company in issue at that time. (This Rule 4.1 does not apply in respect of options granted after 15 January 2002).


4.2 No options shall be granted in any year which would, at the time they are granted, cause the number of shares in the Company which may be allocated under this Scheme or under any other employees' share scheme adopted by the Company in the period of 10 calendar years ending with that year, to exceed such number as represents 10 per cent. of the ordinary share capital of the Company in issue at that time.

4.3 No more than 19,000,000 shares may be acquired pursuant to the exercise of options granted under the Scheme.

4.4 Any shares in the Company which have been issued or which may be issued to the Trustees to satisfy the exercise of any option granted under this Scheme shall be included for the purposes of the limits set out in Rules 4.1, 4.2 and 4.3.

4.5 The number of shares in relation to which options may be granted to any person in any Financial Year shall not exceed such number as has a market value equal to 200 per cent of the salary of such person, unless the Remuneration Committee is satisfied that there are exceptional circumstances; and for the purposes of this Rule:-

         4.5.1 a person's salary shall be taken to be his basic salary (excluding benefits in kind), expressed as an annual rate, payable by the Participating Companies to him at that time; and

         4.5.2 where a payment of remuneration is made otherwise than in sterling, the payment shall be treated as being of the amount of sterling ascertained by applying such rate of exchange published in a national newspaper as the Board shall reasonably determine.

4.6 No person shall be granted options which would, at the time they are granted, cause the aggregate market value of the shares which he may acquire in pursuance of options granted to him under Part A of this Scheme or under any other share option scheme, not being a savings-related share option scheme, approved under Schedule 9 and established by the Company or by any associated company of the Company (and not exercised) to exceed or further exceed (pound)30,000 or such other limit imposed from time to time under paragraph 28(1) of Schedule
      9.

4.7 For the purposes of this Rule 4, the market value of the shares in relation to which an option was granted shall be calculated:-

      4.7.1 in the case of an option granted under this Scheme, as on the day by reference to which the price at which shares may be acquired by the exercise of that option was determined in accordance with Rule 3.2;

      4.7.2 in the case of an option granted under any other approved scheme, as at the time when it was granted or, in a case where an agreement relating to the shares has been made under paragraph 29 of Schedule 9, such earlier time or times as may be provided in the agreement; and

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     4.7.3  in the case of any other option, as on the day or days by reference to which the price at which shares may be acquired by the exercise of that option was determined.

4.8 Any option granted under this Scheme shall be limited and take effect so that the above limits are complied with.

4.9 Where the right to acquire shares was released or lapsed without being exercised, the shares concerned will be ignored when calculating the limits in this Rule 4 (other than the limit in Rule 4.5).

4.10 References in this Rule 4 to "allocation" shall mean, in relation to any share option scheme, placing unissued shares under option and, in relation to other types of employee share scheme, the allotment and issue of shares and references to "allocated" shall be construed accordingly.

5.   EXERCISE OF OPTIONS

5.1 The exercise of any option granted under this Scheme shall be effected in the form and manner prescribed by the Board and, unless the Board determines otherwise, any notice of exercise shall take effect only when received by the Company together with the relevant exercise monies or an agreement to provide such monies pursuant to arrangements acceptable to the Company.

5.2 Subject to Rules 5.4, 5.5, 6.1, 6.3 and 6.4, an option granted under this Scheme may not be exercised before the third anniversary of the Grant Date.

5.3  Subject to Rules 5.4, 5.5.1, 5.5.3, 6.1, 6.3, 6.4 and 6.5, an option granted under this Scheme may not be exercised if the Performance Conditions are not satisfied.

5.4 If any Participant dies, any option may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death provided that his death occurs at a time when either he is a director or employee of a Group Member or he is or would but for Rule 5.3 be entitled to exercise the option by virtue of Rule 5.5.

5.5 If any Participant ceases to be a director or employee of a Group Member (otherwise than by reason of his death), the following provisions apply in relation to any option granted to him:-

          5.5.1 if he so ceases by reason of injury, disability or redundancy (within the meaning of the Employment Rights Act 1996), or by reason only that his office or employment is in a company which ceases to be a Group Member, or relates to a business or part of a business which is transferred to a person who is not a Group Member, the option may (and subject to Rule 5.4 must, if at all) be exercised within the exercise period;

          5.5.2 if he so ceases by reason of retirement on or after reaching the age at which he is bound to retire in accordance with the terms of his contract of employment, the option may (and subject to Rule 5.4 must, if at all) be exercised within the exercise period, but subject to Rule 5.3;

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   5.5.3 if he so ceases for any other reason, the option may not be exercised at all unless the Board shall so permit, in which event it may (and subject to Rule 5.4 must, if at all) be exercised to the extent permitted by the Board within the exercise period;

          and in this Rule the exercise period is the period which shall expire 12 months after his so ceasing or at such later time as the Board shall determine not being more than 42 months after the Grant Date or 42 months after the last date prior to his so ceasing on which he exercised an option (not being one granted under a savings-related share option scheme) in circumstances in which paragraphs (a) and (b) of section 185(3) of the Taxes Act 1988 )income tax relief on exercise) applied.

5.6 A Participant shall not be treated for the purposes of Rule 5.5 as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member.

5.7 Notwithstanding any provision of this Scheme, an option may not be exercised after the expiration of the period of 10 years (or such shorter period as the Board may have determined before the grant of that option) beginning with the Grant Date.

5.8 A Participant shall not be eligible to exercise an option at any time when he is not eligible to participate in this Scheme by virtue of paragraph 8 of Schedule 9 (material interest in close company).

5.9 Within 30 days after an option has been exercised by any person, the Board shall allot to him (or a nominee for him) or, as appropriate, procure the transfer to him (or a nominee for him) of the number of shares in respect of which the option has been exercised, provided that the issue or transfer of those shares would be lawful in all relevant jurisdictions. For the avoidance of doubt, it is hereby confirmed that ordinary shares may be allotted or transferred in the form of American Depository Shares.

5.10 In a case where a Group Member or the Trustees are obliged to (or would suffer a disadvantage if it were not to) account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the exercise of the option and/or for any social security contributions recoverable from the person in question (together, the "Tax Liability"), no shares shall be issued or transferred unless that person has either:

5.10.1 made a payment to the Group Member or the Trustees of an amount equal to the Tax Liability; or

5.10.2 entered into arrangements acceptable to that or another Group Member or the Trustees to secure that such a payment is made (whether by authorising the sale of some or all of the shares on his behalf and the payment to the Group Member or the Trustees of the relevant amount out of the proceeds of sale or otherwise).

5.11 All shares allotted under this Scheme shall rank equally in all respects with the shares of the same class then in issue except for any rights attaching to such shares by reference to a record date prior to the date of the allotment.

                                      - 6 -


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6.      TAKEOVER, RECONSTRUCTION AND WINDING-UP

6.1 If any person obtains control of the Company (within the meaning of section 840 of the Taxes Act 1988) as a result of making a general offer to acquire shares in the Company, or having obtained such control makes such an offer, the Board shall within 7 days of becoming aware of such occurrence notify every Participant of it and, subject to the option not having already lapsed under Rules 5.4, 5.5 and 5.7, any option may be exercised within one month (or such longer period as the Board may permit) of such notification.

6.2 For the purposes of Rule 6.1, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.


6.3 If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985 or Articles 421 to 423 of the Companies (Northern Ireland) Order 1986, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Board shall forthwith notify every Participant of such occurrence and, subject to the option not having already lapsed under Rules 5.4, 5.5 and 5.7, any option may be exercised within one month of such notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of this Scheme) lapse on the expiration of that period.

6.4 If the Court sanctions a compromise or arrangement under section 425 of the Companies Act 1985 or Article 418 of the Companies (Northern Ireland) Order 1986, the Board shall forthwith notify every Participant of such occurrence and, subject to the option not having already lapsed under Rules 5.4, 5.5 and 5.7, any option may be exercised within one month of such notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of this Scheme) lapse on the expiration of that period.

6.5 In relation to an option which would but for Rule 5.3 be exercisable by virtue of an event mentioned in Rule 6.1, 6.3 or 6.4, the Performance Conditions will continue to apply, but measured up to the first to occur of the events specified in this Rule 6 unless the Remuneration Committee, acting objectively and fairly and reasonably, decides otherwise. For this purpose, the term "Remuneration Committee" means the members of the Remuneration Committee immediately prior to the occurrence of the relevant event mentioned in Rule 6.1, 6.3 or 6.4.

6.6      If any company ("the acquiring company"):-

         6.6.1    obtains control of the Company as a result of making:-

                  (a) a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company, or

                  (b) a general offer to acquire all the shares in the Company which are of the same class as the shares which may be acquired by the exercise of options granted under this Scheme, or

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6.6.2        obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985 or Article 418 of the Companies (Northern Ireland) Order 1986, or

6.6.3 becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of that Act or Articles 421 to 423 of that Order,

any Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 15(2) of Schedule 9), by agreement with the acquiring company, release any option granted under this Scheme which has not lapsed ("the old option") in consideration of the grant to him of an option ("the new option") which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 10(b) or (c) of Schedule 9).

6.7 The new option shall not be regarded for the purposes of Rule 6.6 as equivalent to the old option unless the conditions set out in paragraph 15(3) of Schedule 9 are satisfied, but so that the provisions of this Scheme shall for this purpose be construed as if:-

    6.7.1 the new option were an option granted under this Scheme at the same time as the old option;


    6.7.2 except for the purposes of the definitions of "Group Member", "Participating Company" and "Subsidiary" in Rule 1.1 and the reference to "the Board" in Rule 5.7, the expression "the Company" were defined as "a company whose shares may be acquired by the exercise of options granted under this Scheme";

    6.7.3 the Performance Conditions had been satisfied; and

    6.7.4 Rule 8.2 were omitted.

7.  ADJUSTMENT OF OPTIONS

7.1 Subject to Rule 7.3, in the event of any increase or variation of the share capital of the Company, whenever effected, the Board may make such adjustments as it considers appropriate under Rule 7.2.

7.2 An adjustment made under this Rule shall be to one or more of the following:-


    7.2.1 the number of shares in respect of which any option may be exercised;

    7.2.2 the price at which shares may be acquired by the exercise of any option;

    7.2.3 where any such option has been exercised but no shares have been allotted or transferred pursuant to such exercise, the number of shares which may be so allotted or transferred and the price at which they may be acquired;

    7.2.4  the number of shares referred to in Rule 4.3.


7.3 At a time when this Scheme is approved by the Inland Revenue under
    Schedule 9, no adjustment under Rule 7.2 shall be made without the prior approval of the Inland Revenue.


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7.4     An adjustment under Rule 7.2 may have the effect of reducing the price at which shares may be subscribed for on the exercise of an option to less than their nominal value, but only if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the option is exercised and which are to be allotted pursuant to such exercise exceeds the price at which the shares may be subscribed for and to apply that sum in paying up such amount on such shares; and so that on exercise of any option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply the same in paying up that amount.

7.5 If the shares subject to an option cease to satisfy the requirements of paragraphs 10 to 14 of Schedule 9 at any time after the Grant Date then:



        7.5.1 the Board shall as soon as practicable notify the Inland Revenue of this;

        7.5.2 the Company will not be required to allot or procure the transfer of shares which satisfy those requirements upon the exercise of an option;

        7.5.3 for the avoidance of doubt, all unexercised options shall continue to exist; and

        7.5.4 the Scheme shall continue to exist but if the Inland Revenue withdraw their approval of the Scheme under Schedule 9, it shall continue to exist as an unapproved share option scheme.

8.      ALTERATIONS

8.1 Subject to Rules 8.2, 8.4 and 8.5, the Board may at any time alter this Scheme (having regard to the fact that, if an alteration which does not solely relate to the Performance Conditions is made at a time when this Scheme is approved by the Inland Revenue under Schedule 9, the approval will not thereafter have effect until the Inland Revenue have approved the alteration).

8.2 Subject to Rule 8.3, no alteration to the advantage of the person to whom options may be granted shall be made under Rule 8.1 to any of the provisions concerning eligibility, the limits on individual participation and the number of shares which may be issued under the Scheme, the terms of exercise and adjustment of options, or this Rule, without the prior approval by ordinary resolution of the members of the Company in general meeting.

8.3      Rule 8.2 shall not apply to:-

         8.3.1 any minor alteration to benefit the administration of this Scheme, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Member; or

         8.3.2   any alteration solely relating to the Performance Conditions.

8.4 No alteration to the disadvantage of any Participant shall be made under Rule 8.1 unless:-


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8.4.1  the Board shall have invited every relevant Participant to give an indication as to whether or not he approves the alteration, and


8.4.2 the alteration is approved by a majority of those Participants who have given such an indication.

8.5 No alteration which solely relates to the Performance Conditions subject to which an option has been granted shall be made under Rule 8.1 unless:-


       8.5.1 there shall have occurred an event which shall have caused the Board reasonably to consider that the Performance Conditions would not, without the alteration, achieve its original purpose and the altered Performance Conditions are no more difficult to satisfy, and

       8.5.2 the Board shall act fairly and reasonably in making the alteration.

9.     MISCELLANEOUS

9.1 The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in this Scheme or any right which he may have to participate in it and an individual who participates in it shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option under this Scheme as a result of such termination.

9.2 In the event of any dispute or disagreement as to the interpretation of this Scheme, or as to any question or right arising from or related to this Scheme, the decision of the Board shall be final and binding upon all persons.

9.3 Any decision of the Board in relation to a person who is a director of the Company is subject to the approval of the Remuneration Committee.

9.4 Any notice or other communication under or in connection with this Scheme may be given by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.

9.5 This Scheme and all options granted under it shall be governed by and construed in accordance with the law of England and Wales.

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                               PART B - UNAPPROVED

1.  INTERACTION WITH PART A

    The provisions of Part A shall, save where otherwise specified below, apply in relation to options under Part B.

2.  ELIGIBILITY

2.1 Subject to rule 2.2 of Part B, a person is eligible to be granted an option under Part B if (and only if) he is an executive director or an employee of a Participating Company.


2.2 A person is not eligible to be granted an option under Part B any time within the two years immediately preceding the date on which he is bound to retire in accordance with the terms of his contract of employment.

3.  LIMITS

3.1 Rule 4.6 of Part A shall not apply to any options granted under Part B.

4.  EXERCISE OF OPTIONS

4.1 Within 30 days after an option has been exercised by any person, the Board shall allot to him (or a nominee for him) or, as appropriate, procure the transfer to him (or a nominee for him) of the number of shares in respect of which the option has been exercised, provided that:-

    4.1.1 the Board considers that the issue or transfer of those shares would be lawful in all relevant jurisdictions; and

    4.1.2 in a case where a Group Member or the Trustees is obliged to (or would suffer a disadvantage if it were not to) account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the exercise of the option and/or for any social security contributions recoverable from the person in question (together, the "Tax Liability"), that person has either:

         (a) made a payment to the Group Member or the Trustees of an amount equal to the Tax Liability; or


         (b) entered into arrangements acceptable to that or another Group Member or the Trustees to secure that such a payment is made (whether by authorising the sale of some or all of the shares on his behalf and the payment to the Group Member or the Trustees of the relevant amount out of the proceeds of sale or otherwise) and, where that person has entered into a joint election with his employing company to transfer the liability for the secondary National Insurance to him, the Inland Revenue has approved such arrangements; and

         in the case of either (a) or (b) above, where the Board determines prior to the grant of the option (or following the grant of the option with the consent of the relevant Participant) that the person in question shall make an agreement with his employing company that some or all of the liability for secondary National Insurance should be recovered from him, then such shares shall not be so allotted or transferred to him unless he has entered into such agreement in writing.

        4.1.3 All shares allotted under this Scheme shall rank equally in all respects with the shares of the same class then in issue except for any rights attaching to such shares by reference to a record date prior to the date of the allotment.

5.      ADJUSTMENT OF OPTIONS

5.1 In the event of any increase or variation of the share capital of the Company or a demerger or other event affecting the Company, whenever effected, the Board may make such adjustments as it considers appropriate under this Rule.

5.2 An adjustment made under this Rule shall be to one or more of the following:-


        5.2.1 the number of shares in respect of which any option may be exercised;

        5.2.2 the price at which shares may be acquired by the exercise of any option;

        5.2.3 where any such option has been exercised but no shares have been allotted or transferred pursuant to such exercise, the number of shares which may be so allotted or transferred and the price at which they may be acquired;

        5.2.4  the number of shares referred to in Rule 4.3.

5.3 An adjustment under this Rule may have the effect of reducing the price at which shares may be subscribed for on the exercise of an option to less than their nominal value, but only if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the option is exercised and which are to be allotted pursuant to such exercise exceeds the price at which the shares may be subscribed for and to apply that sum in paying up such amount on such shares; and so that on exercise of any option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply the same in paying up that amount.

6.      TAKEOVER, RECONSTRUCTION AND WINDING-UP

6.1 If the Court sanctions a compromise or arrangement under section 425 of the Companies Act 1985 or Article 418 of the Companies (Northern Ireland) Order 1986 then options shall neither become exercisable nor lapse upon such compromise or arrangement becoming effective provided that the Board may at its discretion, and acting fairly and reasonably, subject to the option not having already lapsed under Rules 5.4, 5.5 and 5.7:

        6.1.1 permit options to become exercisable for such period and on such terms as the Board may determine and the Board may determine that options shall lapse at the end of any such period; or

        6.1.2 provide that any option shall lapse upon such compromise or arrangement become effective.

6.2 In relation to an option which would but for Rule 5.3 be exercisable by virtue of an event mentioned in Rule 6.1, 6.3 or 6.4, the Performance Conditions will continue to apply, but measured up to the first to occur of the events specified in this Rule 6 unless the Remuneration Committee, at its absolute discretion, decides otherwise. For this purpose, the term "Remuneration Committee" means the members of the Remuneration Committee immediately prior to the occurrence of the relevant event mentioned in Rule 6.1, 6.3 or 6.4.

7.      INLAND REVENUE APPROVAL

7.1 Rules 2.3.2, 3.2.2, 5.8 and 7.3 of Part A shall not apply to options granted under Part B of this Scheme.

7.2 There shall be no need to seek Inland Revenue approval or agreement for anything done under Part B of this Scheme.

                        SCHEDULE: PERFORMANCE CONDITIONS

1. Subject to Rules 5 and 6 of the Scheme, 50% of the Option Shares in respect of a Performance Period may only be transferred to the extent the conditions specified in paragraphs 3 and 5 below are satisfied; and the remaining 50% of the Option Shares in respect of a Performance Period may only be transferred to the extent the condition specified in paragraphs 4 and 5 below are satisfied.

2.       For the purpose of this Schedule:

         (i) The "First Comparator Companies" are the constituents of the FTSE Mid 250 Index (excluding investment trusts) at the beginning of the relevant Performance Period, excluding those companies which are not quoted on the London Stock Exchange on the last day of the relevant Performance Period.

         (ii) "Option Shares" means the shares in relation to which an option is granted;

         (iii) "Performance Period" means any period of three, four or five Financial Years beginning with the Financial Year in which an option granted.

         (iv) "The Retail Prices Index" is the general index of retail prices (for all items) published by the Office for National Statistics or, if that index is not published for the month in question, any substituted index or index figures published by that Office.

         (v) "Total Shareholder Return" of a company over any period is a combination of its share price and dividend performance, which shall be calculated as specified in paragraph 3(a) below.

         (vi) The "Second Comparator Companies" are BBA Group plc, Bodycote International plc, Chubb plc, Cookson Group plc, AB Electrolux, FKI plc, Glynwed International plc, Halma plc, Ingersoll-Rand Company, Invensys plc, Illinois Tool Works Inc, Kidde plc, Lancer Inc, Manitowoc Inc, Maytag Corporation, Middleby Inc, The Morgan Crucible Company plc, Spirax-Sarco Engineering plc, Tomkins plc, Travis Perkins plc, Wolseley plc.

         (vii) Unless the context otherwise admits, words and expressions in this Schedule have the same meanings as they have in Rule 1 of the Scheme.



3.       (a)      The Total Shareholder Return of the Company and each of
                  the First Comparator Companies over the relevant Performance
                  Period shall be computed by comparing the average net return index of the relevant companies as calculated by Datastream
                  (excluding Saturdays and Sundays) in the 6 months preceding the beginning of the Performance Period with their average net return index (calculated in the same manner) in the 6 months preceding the end of the relevant Performance Period, provided that where Datastream is unable to provide the necessary information, the Remuneration Committee may rely upon such other sources of information as it considers appropriate.

         (b) All of the First Comparator Companies (excluding the Company) shall be ranked by the resulting Total Shareholder Return figures, with the company with the highest figure having the highest ranking, and median and upper quartile performance shall be determined on such basis as the Remuneration Committee, acting reasonably, may specify from time to time.

         (c) The percentage of the Option Shares in respect of which an option may be exercised depends upon the Company's Total Shareholder Return relative to the median and upper quartile performance specified in paragraph (b) above, as follows:



---------------------------------------------------------------------------
     The Company's Performance                % Exercisable
---------------------------------------------------------------------------

     1. Upper Quartile or above               50%
---------------------------------------------------------------------------
     2. Less than Upper Quartile but          Pro-rata between 50% and 17.5%
        better than Median
---------------------------------------------------------------------------
     3. Better than Median                    17.5%
---------------------------------------------------------------------------
     4. Median or below                       0%
---------------------------------------------------------------------------

        (d) For the avoidance of doubt, it is hereby confirmed that to the extent that the Company's performance is below upper quartile at the end of the third Financial Year of the Performance Period, the Performance Conditions shall be retested as at the end of the four and fifth Financial Years of the Performance Period, with the intent that if the Company's Total Shareholder Return ranking relative to the First Comparator Group improves, a greater proportion of the Option Shares may be transferred (but not exceeding 50%).

4. The performance condition in this paragraph 4 will operate on exactly the same basis as the condition in paragraph 3 above, except that the comparator companies are the Second Comparator Companies.

5.       (a) The Performance Condition in this paragraph 5 is that the earnings per share of the Company for the final Financial Year of the relevant Performance Period must have exceeded its earnings per share for the Financial Year last preceding the beginning of that Performance Period by an amount which, when expressed as a fraction of the last mentioned earnings per share is not less than ((R2-R1)/R1) where R1 is the Retail
             Prices Index for the last month in the earlier year and R2 is the Retail Prices Index for the last month in the later year.

         (b) For this purposes of this condition, the earnings per share of the Company shall exclude exceptional items and shall be calculated on such basis as the Remuneration Committee, acting reasonably, may specify from time to time.

6. The Remuneration Committee may make such adjustments to any or all of the performance conditions in this Schedule as it considers appropriate to take account of:

         (a)      any increase or variation of the share capital of the Company;

         (b)      any change to the accounting standards adopted by the Company;

         (c) there being no earnings per share of the Company for any relevant financial year;

         (d)      a change in the calculation of Total Shareholder Return;

         (e) the occurrence of an event specified in Rules 5 and 6 of the Plan; or

          (f) any other factors which are in the opinion of the Remuneration Committee relevant.